Exhibit 107

Calculation of Filing Fee Tables

Form S-3 (Form Type)

Entera Bio Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.0000769 per share	Rule 457(c)	3,763,740	$2.22	$8,355,502.80	$92.70 per $1,000,000	$774.56
Fees Previously Paid
	Total Offering Amounts					$8,355,502.80		$774.56
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$774.56

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares, par value 0.0000769 per share (“ordinary shares”), of Entera Bio Ltd. that may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based upon the average of the high and low sales prices of an ordinary share as reported on the Nasdaq Capital Market on May 25, 2022.